On November 16, 1999, the Board of Directors amended the Articles of Incorporation for Pilgrim Advisory Funds, Inc. to add Class Q Shares of Pilgrim Mid Cap Value Fund and Pilgrim Large Cap Leaders Fund. Form of Articles Supplementary to the Articles of Incorporation designating Class Q are incorporated by reference to Post-Effective Amendment No. 13 to Registrant's Registration Statement on Form N-1A as filed on January 4, 2000.